Exhibit 99.1

FOR IMMEDIATE RELEASE
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Contact:    Brian D. Keogh

            425-453-9400

ESTERLINE TECHNOLOGIES PROMOTES
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ROBERT W. CREMIN TO CHIEF EXECUTIVE OFFICER
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       BELLEVUE, Wash., Jan. 19, 1999--Esterline Technologies (NYSE: ESL), a
leading specialty manufacturing company focusing on the aerospace, automated equipment and instrumentation industries, today announced that Robert W. Cremin, 58, has been named chief executive officer, effective immediately. Cremin, now president and CEO, was elected to the company's board in December 1998 and has spent the last 22 years in executive positions at Esterline and its predecessor organizations. Cremin succeeds Wendell P. Hurlbut, 67, who will continue to serve as chairman of Esterline's board of directors.

      "Bob Cremin has made significant contributions to Esterline's success over the years," said Hurlbut. "Under his stewardship, I am confident that Esterline will continue to explore strategic growth opportunities, both externally and internally."

      During his tenure with Esterline, Cremin has held a number of key management positions including chief operating officer since 1996 and president since 1997. In addition, in the last 22 years, Cremin has held direct operating responsibility for virtually every Esterline operating unit at one time or another. Prior to joining Esterline's current management team in 1976, Cremin spent 14 years in manufacturing and marketing positions with Omark Industries and General Electric. Cremin holds an MBA degree from Harvard University Graduate School of Business and a B.S. degree in metallurgical engineering from Polytechnic Institute of Brooklyn.

      Esterline is a leading manufacturer of engineered products for the commercial aircraft, aerospace and defense industries; automated equipment for the production of printed circuit boards and metal fabrication; and instrumentation for quality and process control.